U. S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

         [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
                        [X] Form 10-Q and Form 10-QSB
                                 [ ] Form N-SAR

             For Period Ended:  February 29, 1996

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:__________________
   _____________________________________________________________________

             Read Attached Instruction Sheet Before Preparing Form.
                              Please Print or Type

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
   _____________________________________________________________________

        If the notification relates to a portion of the filing checked above,
   identify the Item(s) to which the notification relates:     Not Applicable

   ____________________________________________________________________

   Part I -- Registrant Information
   ____________________________________________________________________

        Full Name of Registrant               EuroAmerican Group Inc.


        Former Name if Applicable



                                 Not Applicable
            Address of Principal Executive Office (Street and Number)

              50 Broad Street, Suite 516, New York, New York  10004
                            City, State and Zip Code


   ____________________________________________________________________

   Part II - Rules 12b-25(b) and (c)
   ____________________________________________________________________

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

   ____________________________________________________________________

   Part III -- Narrative
   ____________________________________________________________________

   State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

        The financial results of Registrant's European subsidiaries were not available on a timely basis. The operations of subsidiaries comprise substantially all of the Registrant's operations.

   ____________________________________________________________________

   Part IV -- Other Information
   ____________________________________________________________________

        (1) Name and telephone number of person to contact in regard to this notification

   Steven C. Millner, c/o Dalessio,
    Millner & Leben LLP                           212           447-0909
        (Name)                                (Area Code)  (Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that their registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X] Yes    [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [ ] Yes    [X] No

        If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             EuroAmerican Group Inc.
                  (Name of Registrant as specified in charter)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

   Date:     April 15, 1996                By  /s/ Steven C. Millner
                                              Steven C. Millner
                                              Director